Exhibit 10.2
[Superior Energy Services, Inc. letterhead]
December 10, 2010
Mr. Kenneth L. Blanchard
601 Poydras Street
Suite 2400
New Orleans, LA 70130
     Re: Termination of Employment Agreement
Dear Ken:
     This letter agreement sets forth our mutual understanding with respect to the termination of the Employment Agreement dated June 1, 2007 (the “Employment Agreement”), between Superior Energy Services, Inc. (the “Company”) and you, effective as of December 10, 2010 (the “Effective Date”). In consideration of the agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you agree that:
1.	The Employment Agreement will be terminated as of the Effective Date, and you will retire as President and Chief Operating Officer of the Company and you will cease to be an employee of the Company effective as of the Effective Date, and neither the Company nor you shall have any further obligation to each other by reason of the covenants or agreements contained in the Employment Agreement, except for any covenants and agreements continuing after expiration of the employment period (as defined in the Employment Agreement), including those contained in Sections 7, 10, and 11;

2.	The effective date of that certain Senior Advisor Agreement dated effective January 1, 2011 (the “Senior Advisor Agreement”) between the Company and you will be accelerated to December 11, 2010, and except as provided herein, you will have all rights and privileges afforded you under that agreement, including the provision of medical coverage under Section 4(b), which includes participation in Execucare; however, you will not receive the advisory fee under Section 4(a) of the Senior Advisor Agreement prior to January 1, 2011;

3.	The Company will pay to you $28,192, representing the base salary you would have received for the remainder of 2010, less any taxes required to withheld, on the Effective Date;

Kenneth L. Blanchard
December 10, 2010

4.	You will remain eligible to receive an annual bonus under the Company’s annual bonus program for the full fiscal year 2010, which bonus will be paid out in accordance with the terms of the annual bonus program based on the Company’s achievement of the applicable performance objectives for 2010;

5.	You will receive a credit under the Company’s Supplemental Executive Retirement Plan for 2010 in the amount of $122,500 based on your 2010 base salary, which credit will be made in 2011, at the same time credits are made to other participants in the Supplemental Executive Retirement Plan;

6.	All of your outstanding unvested stock options and restricted stock will fully vest as of the Effective Date, and except as otherwise provided herein, all other terms and conditions of your outstanding stock option agreements and restricted stock agreements will remain in full force and effect. Any outstanding performance share units will be governed by the terms of the applicable performance share unit agreements; and

7.	Except as otherwise provided herein, from and after the Effective Date, each of the Company and you hereby fully release and forever discharge the other party from any and all claims and liabilities, whether known or unknown, foreseen or unforeseen, in contract or tort, that either may have against the other relating to the early termination of the Employment Agreement.
     With respect to any payments required to be made by the Company to you pursuant to this letter agreement, you acknowledge and agree that the timing of any such payments will be structured to comply with Internal Revenue Code Section 409A, and that the Company is authorized to withhold, and to pay over to any federal, state or local government, any amounts required to be withheld pursuant to the Internal Revenue Code or any provisions of any other federal, state or local law.
     If the foregoing is acceptable to you, please execute this letter agreement in the appropriate space provided below and return an executed counterpart to my attention whereupon it will become a valid, legal and binding agreement between the Company and you.

SUPERIOR ENERGY SERVICES, INC.
By:	/s/ David D. Dunlap
David D. Dunlap
Chairman and Chief Executive Officer

Kenneth L. Blanchard
December 10, 2010

Accepted and Agreed as of the date set forth above:

/s/ Kenneth L. Blanchard
Kenneth L. Blanchard